Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Second Quarter 2010 Results

- Net Earnings of $0.20 per Share on 3.3% Sales Increase -

PHILADELPHIA — September 7, 2010 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (second quarter) and twenty-six (first half) weeks ended July 31, 2010.

Second Quarter

Sales

Sales for the thirteen weeks ended July 31, 2010 increased by $15.9 million, or 3.3%, to $504.9 million from $488.9 million for the thirteen weeks ended August 1, 2009. Comparable sales increased 1.8%, including a 0.7% comparable service revenue decrease and a 2.5% comparable merchandise sales increase. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) increased 0.1%, while comparable retail sales (DIY and Commercial) increased 3.4%.

Earnings

Net earnings for the second quarter of fiscal 2010 increased to $10.6 million ($0.20 per share) from $7.7 million ($0.15 per share) recorded in the same period last year. The second quarter 2010 results reflect increased sales and improved total gross profit margin rates and include, on a pre-tax basis, a $2.4 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge.

First Half

Sales

Sales for the twenty-six weeks ended July 31, 2010 were $1,014.9 million, as compared to $985.4 million for the twenty-six weeks ended August 1, 2009. Comparable sales increased 1.6%, consisting of a 0.3% comparable service revenue decrease and a 2.1% comparable merchandise sales increase. Re-categorizing sales (see above), comparable service center revenue increased 0.5%, while comparable retail sales increased 2.6%.

Earnings

Net earnings for the first half of 2010 increased to $22.5 million ($0.43 per share) from the $18.6 million ($0.36 per share) recorded in the same period last year. The first half 2010 results reflect increased sales and improved total gross profit margin rates and include, on a pre-tax basis, a $2.5 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge. The first half 2009 results included, on a pre-tax basis, a $6.2 million gain resulting from bond repurchases.

Commentary

“Our results mark the sixth consecutive quarter of improved profitability,” said President and CEO Mike Odell. “We continue to earn the trust of our customers every day by delivering an experience that is based on speed, expertise, respect and value.

“Our customer care, value-priced offerings and core automotive assortments are resonating with our customers and our 18,000 associates are working together to deliver on our vision to be the automotive solutions provider of choice for the value oriented customer. We are excited about our growth. So far this year, we have opened seven Service & Tire Centers and two Supercenters as well as eight Superhubs with an expanded parts assortment and two Speed Shops within existing Supercenters.”

“Disciplines are the key to our improved profitability allowing us to convert modest sales growth into large profit gains and positive cash flow,” commented CFO Ray Arthur. “We ended the quarter with $92.4 million in cash, no drawings on our line of credit and the liquidity to continue expansion of our Service & Tire Center network. We anticipate opening a total of approximately 35 new locations, consisting of Service & Tire Centers and Supercenters, this year.”

Pep Boys has more than 6,000 service bays within over 590 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Wednesday, September 8 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of September 8 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588
Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen Weeks Ended	July 31, 2010	August 1, 2009

Total revenues	$504,855,000	$488,911,000

Net earnings	$10,598,000	$7,735,000

Basic earnings per share:
Average shares	52,682,000	52,384,000

Basic earnings per share:	$0.20	$0.15

Diluted earnings per share:
Average shares	53,129,000	52,699,000

Diluted earnings per share:	$0.20	$0.15

Twenty-Six weeks ended	July 31, 2010	August 1, 2009

Total revenues	$1,014,888,000	$985,399,000

Net earnings	$22,548,000	$18,644,000

Basic earnings per share:
Average shares	52,609,000	52,359,000

Basic earnings per share:	$0.43	$0.36

Diluted earnings per share:
Average shares	53,035,000	52,538,000

Diluted earnings per share:	$0.43	$0.36